For Immediate Release: December 4, 2008

Bridge Capital Holdings Reaches Agreement
On $30 Million Capital Raise

San Jose, CA – December 4, 2008 – Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, today announced that it has entered into a definitive agreement with Carpenter Fund Manager GP, LLC, the general partner of the Carpenter Community BancFunds, to issue and sell 300,000 shares of convertible preferred stock with aggregate proceeds of $30.0 million. Each preferred share is convertible into 10 shares of Bridge Capital Holdings common stock at a price of $10.00 per common share, subject to certain conditions. The Company announced that it had reached preliminary agreement for this transaction on November 4, 2008. The offering is expected to close prior to year end 2008, subject to approval of the Federal Reserve and other customary closing conditions.

“We are pleased to raise additional equity in the current environment and believe that this strategic action is in the best long-term interests of our shareholders, clients, business partners, and employees. This additional capital will further strengthen Bridge Bank’s already substantial financial position and, together with the $24.0 million of capital approved under the TARP program, positions Bridge Bank among the most well-capitalized banks in the industry. This strength will enable us to continue to provide economic support to businesses in the markets we serve and know well,” said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. “The Carpenter Community BancFund is not only a source of capital for the Company, but a strategic partner whose principals have a long-standing successful presence in supporting the commercial banking industry in California.”

On November 25, 2008, the Company announced that it had received preliminary approval from the Department of the Treasury for investment of $24.0 million through the TARP Capital Purchase Program. Funding of the TARP capital is subject to closing of the $30.0 million private placement. TARP funding is estimated to occur prior to year end.

The proceeds from both capital transactions will be used primarily to strengthen the Company’s balance sheet and for general corporate purposes. On a pro forma basis, following the completion of the two transactions, the Company’s total risk-based capital ratio and tier 1 capital ratio will be approximately 16.4% and 12.7%, respectively, well in excess of regulatory standards for “well-capitalized” institutions.

“We have known Bridge Bank, its Board, and management since its founding in 2001 and are confident that the Company will weather the current challenging environment well,” said Edward J. Carpenter, Founder and Chief Executive Officer of the Carpenter Community BancFund, Carpenter Fund Manager, and the Carpenter Company, a long established commercial bank consulting firm. “This is a great opportunity for the Carpenter Community BancFund to work with a successful, well managed bank in a dynamic market. We look forward to working with management to build shareholder value as Bridge Bank continues to provide its unique brand of business banking to Silicon Valley business clients.”

Under terms of the investment agreement with Carpenter Community BankFunds, the Company will request approval from its shareholders for conversion of preferred shares issued in the private placement. Assuming receipt of shareholder and regulatory approvals, the preferred shares will automatically convert to common stock eighteen months after closing, subject to meeting a Market Price Condition. If the Market Price Condition is not met, the preferred shares will automatically convert to common shares at the end of the first six month period thereafter at which the Market Price Condition is met. In addition, the Company can force conversion at any time after the first anniversary of the closing date, providing the Market Price Condition is met. The preferred shares shall accrue dividends at an annual coupon rate of 10%, which will be paid quarterly. Pursuant to the closing of the private placement, Bridge Capital Holdings has agreed to increase the size of its Board of Directors by nominating one representative on behalf of Carpenter Fund Manager as a director. Detailed information about the new director appointment will be forthcoming. Other details concerning the private placement may be found in the Company’s 8-K filing.

The preferred stock will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Bridge Capital Holdings

Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and holds a Global Select listing on The NASDAQ Stock Market under the trading symbol BBNK. For additional information, visit the Bridge Capital Holdings website at http://www.bridgecapitalholdings.com.

About Bridge Bank, N.A.

Bridge Bank, N.A. is Silicon Valley’s full-service professional business bank. The Bank is dedicated to meeting the financial needs of small and middle market companies, and emerging technology businesses, in Silicon Valley, Northern California, and the nation. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. For additional information, visit the Bridge Bank website at http://www.bridgebank.com.

Contacts

Daniel P. Myers	Thomas A. Sa
President	Executive Vice President
Chief Executive Officer	Chief Administrative Officer, Chief Financial Officer
408.556.6510	408.556.8308
dan.myers@bridgebank.com	tom.sa@bridgebank.com

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to the safe harbors created by that Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements describe future plans, strategies and expectations, such as, for example, the Company's plans to sell convertible preferred shares, close the sale of the convertible preferred shares, and expectations regarding capital ratios. Forward-looking statements are based on currently available information, expectations, assumptions, projections, and management's judgment about the Company, the banking industry and general economic conditions. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this press release. Factors that might cause such differences include, but are not limited to: the Company's ability to satisfy the conditions to the sale of the convertible preferred shares, the receipt of regulatory approvals required to complete the sale of convertible shares, the Company’s ability to successfully execute its business plans and achieve its objectives; changes in general economic, real estate and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; new litigation or changes in existing litigation; future credit loss experience; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislative or regulatory changes, or other changes in governmental policies which adversely affect the Company's operations or business; loss of key personnel; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; and the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulation on internal control.

The reader should refer to the more complete discussion of such risks in Bridge Capital Holdings' annual reports on Forms 10-K and quarterly reports on Forms 10-Q on file with the Securities and Exchange Commission. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances.

# # #